Exhibit 99.1

FOR IMMEDIATE RELEASE
February 22, 2017

SM ENERGY REPORTS 2016 RESULTS
AND 2017 OPERATING PLAN: DRIVING GROWTH FROM TOP TIER ASSETS

Denver, Colorado February 22, 2017 - SM Energy Company ("SM Energy" or the “Company”) (NYSE: SM) announces today fourth quarter and full year 2016 financial and operating results, year-end 2016 reserves and the Company’s 2017 operating plan. Highlights include:

•	transformative second half of 2016; more than $6 billion in completed or announced transactions that reposition the Company to have a top tier asset base in both the Midland Basin and Eagle Ford

•	positioned in 2017 with significant liquidity; enter 2017 with revolving line of credit undrawn plus expected proceeds from announced divestitures

•
2017 operating plan that targets near 150% growth in Midland Basin production and near 50% improvement in the Company’s operating margin per Boe, for the fourth quarter of 2017 compared with the fourth quarter of 2016

•
three-year operating and financial plan that is expected to generate more than 15% production CAGR from retained assets for 2016-2019, while aligning expected capital expenditures and cash flow from operations beginning in 2019

•	outstanding initial performance from wells on acquired Midland Basin assets, with new wells to date exceeding the Company’s acquisition assumptions by more than 30%

President and Chief Executive Officer Jay Ottoson comments: “It is an understatement that 2016 was an exciting and transformational year for our Company, accomplished in a challenging macro-economic environment. We commence 2017 with a plan focused entirely on development of top tier oil, natural gas and NGL assets. During 2016, we acquired substantial assets in the Midland Basin, where we believe we have the ability to create value through optimized drilling and completions and to drive margin expansion that we expect will deliver growing cash flows per debt-adjusted share in the coming years.

“Our Midland Basin assets are already demonstrating value creation through the outstanding performance of our recently completed wells. Our current 2017 operating plan focuses on completion optimization, testing to prepare for increased density drilling, and further delineation of our acreage position. This plan, combined with increasing our activity in 2018 and beyond, is expected to be the primary driver of accelerating value creation.

“During 2017, we anticipate completing the process of coring up our asset portfolio, which will result in short term contraction of our production profile in favor of long term, higher margin production growth. We expect that proceeds from planned assets sales will help fund our accelerated drilling program and allow us to maintain high levels of liquidity while reducing debt. We have a clear strategy and visible path to our objective of being a highly focused premier operator of top tier assets."

2017 OPERATING PLAN AND GUIDANCE
The Company’s strategy in 2017 is to drive growth in production from its highest margin assets and to deliver increasing cash flow, while reducing its outstanding debt. Key assumptions in the Company's 2017 operating plan include:

•
Total capital spend* (costs incurred less ARO, capitalized interest and acquisitions) of approximately $875 million. Total capital spend assumptions include modest increases for higher vendor costs (under a largely flat oil price scenario), specifically for pressure pumping.

◦	Permian - Drill approximately 100 wells and complete approximately 80 wells (gross, operated)

◦	Eagle Ford - Drill approximately 25 wells and complete approximately 35 wells (gross, operated)

◦	Williston - No capital allocation

◦	Facilities - Approximately $50-$55 million is included for facilities build-out

•
Asset divestiture timing: Third-party operated Eagle Ford asset sale assumed to close at the end of February 2017 and the Divide County, North Dakota asset sale assumed to close at the end of the second quarter of 2017.

•	Average commodity price projections:

◦	2017 WTI oil $55.00, Henry Hub natural gas $3.30, NGLs $27.50

•
Hedges: Based on the production guidance mid-point, the Company has hedges in place for approximately 65% of oil production, 85% of natural gas production and 75% of NGL production (hedges are ethane, propane, butanes and gasoline)

*Total capital spend is a non-GAAP measure. The Company is unable to present quantitative reconciliation of this forward-looking non-GAAP financial measure to costs incurred in oil and gas producing activities without unreasonable effort, because acquisition costs are inherently unpredictable. Acquisition costs could be significant in future periods and would depend on a wide variety of factors outside the Company’s control. Accordingly, investors are cautioned not to place undue reliance on this number.

2017 guidance:

•	Total capital spend: $875 million.

•
Production: 40-43 MMBoe, with oil approximately 29% of quarterly commodity mix through the year as new production begins to offset asset sales. Due to the timing of asset sales and development activity, total Company production will decline through the third quarter of 2017.

•	LOE: ~$4.00 per Boe, with 1H17 exceeding the average and 2H17 below the average as high cost asset sales are completed. Includes ad valorem taxes.

•	Transportation: $5.50-$5.75 per Boe, with higher costs in the first quarter of 2017 as high cost asset sales are completed.

•	Production taxes: ~$1.25 per Boe or 4.0-4.5%.

•	G&A: $120-130 million, including approximately $18-23 million of non-cash compensation.

•	Capitalized overhead/Exploration: $65-70 million, before dry hole expense, all of which is included in capital expenditure guidance.

•	DD&A: $13.00-15.00 per Boe.

First quarter of 2017 guidance:

•
Production of approximately 11.0-11.4 MMBoe. Lower sequential production from the fourth quarter of 2016 is primarily the result of: assets sold that contributed to fourth quarter production, including Raven/Bear Den on December 1, 2016; the expected sale of the third-party operated Eagle Ford assets at the end of February 2017; normal declines in the Eagle Ford and Divide County, which will not be offset by new wells due to minimal operated and third-party operated completion activity; all of which will be partially offset by increased production from the Midland Basin.

•	Completion of approximately 17 wells during the quarter. The total number of completions each quarter is affected by pad drilling.

•	Total capital spend of approximately $200 million, plus $60 million for the acquisition of additional Permian Basin acreage announced in the fourth quarter of 2016 and closed in January 2017.

2016 IN REVIEW
FOURTH QUARTER AND FULL YEAR RESULTS
As previously announced, fourth quarter and full year 2016 production were:

PRODUCTION - MMBoe
	Fourth Quarter 2016	Full Year 2016
Oil (MMBbls)	4.0	16.6
Natural gas (Bcf)	35.2	146.9
NGLs (MMBbls)	3.5	14.2
Total MMBoe	13.4	55.3

•	Production includes production from assets sold (through the closing date) or pending sale
By region:

REGIONAL PRODUCTION - MMBoe
	Fourth Quarter 2016	Full Year 2016
Eagle Ford (operated)	7.6	31.5
Eagle Ford (third-party operated)	2.2	9.7
Permian Basin	1.4	3.8
Rocky Mountain	2.2	10.3
Total MMBoe	13.4	55.3

•	Permian Basin full year includes ~275 MBoe outside the Midland Basin sold in the third quarter of 2016

•	Eagle Ford (operated) includes nominal other production from the region

Fourth quarter production of 13.4 MMBoe was down sequentially from the third quarter of 2016, primarily due to transaction timing, including various non-core asset sales completed late in the third quarter of 2016 and the closing of the Raven/Bear Den asset sale on December 1, 2016, which were partly offset by a partial quarter of production from acquired assets. Production from retained assets included increased production from Midland Basin assets offset by slowed activity in the Eagle Ford at both operated and third-party operated assets. Fourth quarter of 2016 production was down from 14.9 MMBoe in the fourth quarter of 2015, primarily due to reduced activity in the Eagle Ford and asset sales, partially offset by a 160% increase in Permian Basin production. Full year 2016 production totaled 55.3 MMBoe, down from 64.2 MMboe in 2015. Production from retained assets (Midland Basin, Operated Eagle Ford and retained Powder River Basin) was 36.0 MMBoe in 2016.
Operating costs for the fourth quarter and full year were:

CASH PRODUCTION COSTS $ PER BOE
	Fourth Quarter 2016	Full Year 2016
Total LOE, incl. ad valorem tax	3.84	3.72
Transportation	6.39	6.16
Production tax	1.11	0.94
Total $ Per Boe	11.34	10.82

Cash production costs totaled $11.34 per Boe in the fourth quarter, up sequentially from the third quarter at $10.78 per Boe, primarily due to higher LOE expense in the Permian Basin due to one-time costs associated with integrating the Rock Oil operations to SM Energy’s systems and standards, as well as significantly increased charges from the third-party operator in the Eagle Ford for both LOE and transportation. Cash production costs declined slightly from $11.36 per Boe in the prior year period. Full year 2016 cash production costs averaged $10.82 per Boe compared with $11.27 per Boe in 2015.
Fourth quarter of 2016 general and administrative expense was $33.3 million and included $5.0 million in non-cash stock-based compensation and $2.2 million in one-time charges associated with office closure and re-organization. Full year 2016 general and administrative expense was $126.4 million and included $20.5 million in non-cash stock-based compensation and $5.1 million in one-time charges associated with office closures and re-organization. General and administrative expenses declined in 2016 compared with 2015, primarily due to consolidation of regional offices and reduced headcount.
The Company’s GAAP net loss for the fourth quarter of 2016 was $200.9 million or $2.20 per diluted common share compared with the fourth quarter of 2015 net loss of $340.3 million, or $5.01 per diluted common share. The year-over-year lower fourth quarter net loss is primarily due to lower impairment and abandonment charges taken in the 2016 period at $151.2 million versus $448.2 million in the 2015 period. In addition, the cash production margin increased 67% in the fourth quarter of 2016 compared with the fourth quarter of 2015 due to higher commodity prices and lower costs. Full year 2016 net loss was $757.7 million, or $9.90 per diluted common share, compared with $447.7 million, or $6.61 per diluted common share in 2015.
As discussed below, adjusted EBITDAX, adjusted net income (loss) and adjusted net income (loss) per diluted common share are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.
The Company’s adjusted EBITDAX for the fourth quarter of 2016 was $186.2 million, compared with $216.3 million in the prior year period. The 2015 period benefited from significantly higher realized gains from hedging activity, $124.8 million in the fourth quarter of 2015 versus $23.2 million in fourth quarter of 2016, which more than offset the higher production revenue and production margins realized in 2016. For the full year 2016, adjusted EBITDAX was $790.8 million compared with $1,124.8 million in 2015. Higher 2015 adjusted EBITDAX was predominantly driven by 14% higher full year production, a higher pre-hedge margin per Boe and $512.6 million in realized hedge gains (versus $329.5 million in 2016).
The Company’s adjusted net loss for the fourth quarter was $28.7 million, or $0.31 per diluted common share, compared with $61.1 million, or $0.90 per diluted common share, in the fourth quarter of 2015. The 2016 period benefited from a 20% decline in DD&A per Boe. Full year 2016 adjusted net loss was $142.4 million, or $1.86 per diluted common share, compared with $35.9 million, or $0.53 per diluted common share, in 2015.
CAPITAL SPEND
Costs incurred for 2016 were $3,374 million, which included $2,660 million of proved and unproved property acquisitions. Full year 2016 total capital spend (see below for GAAP reconciliation) was $687 million and was allocated 32% to the Permian Basin, 37% to the Eagle Ford, 31% to the Bakken/Three Forks and Powder River Basin. Total capital spend included $590 million for development, $8 million for leasehold, $23 million for infrastructure and $66 million for corporate and exploration costs. Total capital spend was less than guidance primarily as a result of cost savings and operating efficiencies. During 2016, the Company drilled 70 net wells and completed 137 net wells (including third-party operated wells), and acquired assets in the Midland Basin for a total of $2.6 billion.
YEAR-END 2016 PROVED RESERVES
Year-end 2016 proved reserves of 396 MMBoe are calculated in accordance with SEC pricing at $42.75 per barrel of oil NYMEX, $2.47 per MMBtu of natural gas at Henry Hub and $19.50 per barrel of NGLs at Mt. Belvieu. Year-end proved reserves were 27% oil, 27% NGLs and 46% natural gas. 53% were proved developed.
Year-end 2016 proved reserves declined 16%, reflecting a significant reduction in drilling and completion activity compared to the prior year, sales of producing assets and a change in the Company’s long-term plan to focus development activity in the Midland Basin (resulting in 5-year rule revisions). Adjusting for divestitures, price revisions and 5-year rule revisions, proved reserves would have increased 11%. During the year, the Company shifted investment to the Midland Basin where proved reserves increased more than 250%. The Company expects its 2017 capital program will focus on development of this area to drive continued, substantial growth in reserves and production.
The table below provides a reconciliation of changes in the Company’s proved reserves from year-end 2015 to year-end 2016 (numbers are rounded):

Proved reserves year-end 2015	471	MMBoe
Production	(55)
Divestitures	(48)
Reserve additions through drilling	108
Reserve additions through acquisition	16
Reserve revisions primarily price and 5-year rule	(96)
Proved reserves year-end 2016	396	MMBoe

UPCOMING EVENTS
EARNINGS WEBCAST AND CALL
As previously announced, SM Energy will host a webcast and conference call to discuss the 2016 results and the 2017 operating plan at 8:00 a.m. Mountain time/10:00 a.m. Eastern time tomorrow, February 23, 2017. Please join us via webcast at www.SM-Energy.com or by telephone 877-303-1292 (toll free) or 315-625-3086 (international) with passcode 57100689. The webcast and call will also be available for replay. The dial-in replay number is 855-859-2056 (toll free) or 404-537-3406 (international) with passcode 57100689 and is available through March 2, 2017.
A presentation will be posted to the Company’s website to accompany this call at www.SM-Energy.com
UPCOMING CONFERENCE PARTICIPATION

•
March 7, 2017 - Raymond James 38th Annual Institutional Investors Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 1:40 p.m. Eastern time. This event will be webcast. The presentation for this event will be posted March 6, 2017.

•
March 27, 2017 - Scotia Howard Weil Energy Conference. President and Chief Executive Officer Jay Ottoson will present at 2:20 p.m. Central time. This event is not webcast. The presentation for this event will be posted March 26, 2017.

Investor presentations for these events will be posted to the Company’s website at www.SM-Energy.com.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, guidance estimates for the first quarter and full year 2017, timing of pending and expected asset sales and expected results from a three-year operating and financial plan and future cash flows per share. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2016 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.SM-Energy.com.
SM ENERGY CONTACTS
INVESTORS: Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
Production Data:	2016	2015	Percent Change	2016	2015	Percent Change
Average realized sales price, before the effects of derivative settlements:
Oil (per Bbl)	$43.58	$34.93	25%	$36.85	$41.49	(11)%
Gas (per Mcf)	$2.86	$2.19	31%	$2.30	$2.57	(11)%
NGL (per Bbl)	$20.02	$14.99	34%	$16.16	$15.92	2%
Equivalent (per BOE)	$25.86	$20.03	29%	$21.32	$23.36	(9)%
Average realized sales price, including the effects of derivative settlements:
Oil (per Bbl)	$48.96	$55.81	(12)%	$51.48	$60.34	(15)%
Gas (per Mcf)	$3.21	$2.96	8%	$2.94	$3.28	(10)%
NGL (per Bbl)	$16.92	$15.60	8%	$15.56	$17.61	(12)%
Equivalent (BOE)	$27.59	$28.40	(3)%	$27.28	$31.34	(13)%
Production:
Oil (MMBbls)	4.0	4.4	(8)%	16.6	19.2	(14)%
Gas (Bcf)	35.2	40.2	(12)%	146.9	173.6	(15)%
NGL (MMBbls)	3.5	3.8	(9)%	14.2	16.1	(12)%
MMBOE (6:1)	13.4	14.9	(10)%	55.3	64.2	(14)%
Average daily production:
Oil (MBbls/d)	43.9	47.7	(8)%	45.4	52.7	(14)%
Gas (MMcf/d)	382.7	436.6	(12)%	401.5	475.7	(16)%
NGL (MBbls/d)	37.9	41.6	(9)%	38.8	44.0	(12)%
MBOE/d (6:1)	145.6	162.1	(10)%	151.0	175.9	(14)%
Per BOE Data:
Realized price before the effects of derivative settlements	$25.86	$20.03	29%	$21.32	$23.36	(9)%
Lease operating expense	3.67	3.85	(5)%	3.51	3.73	(6)%
Transportation costs	6.39	6.10	5%	6.16	6.02	2%
Production taxes	1.11	1.03	8%	0.94	1.13	(17)%
Ad valorem tax expense	0.17	0.38	(55)%	0.21	0.39	(46)%
General and administrative	2.49	2.26	10%	2.29	2.46	(7)%
Operating profit, before the effects of derivative settlements	$12.03	$6.41	88%	$8.21	$9.63	(15)%
Derivative settlement gain	1.73	8.37	(79)%	5.96	7.98	(25)%
Operating profit, including the effects of derivative settlements	$13.76	$14.78	(7)%	$14.17	$17.61	(20)%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$12.81	$16.10	(20)%	$14.30	$14.34	—%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016
Consolidated Balance Sheets
(in thousands, except share amounts)	December 31,	December 31,
ASSETS	2016	2015

Current assets:
Cash and cash equivalents	$9,372	$18
Accounts receivable	151,950	134,124
Derivative asset	54,521	367,710
Prepaid expenses and other	8,799	17,137
Total current assets	224,642	518,989

Property and equipment (successful efforts method):
Proved oil and gas properties	5,700,418	7,606,405
Less - accumulated depletion, depreciation, and amortization	(2,836,532)	(3,481,836)
Unproved oil and gas properties	2,471,947	284,538
Wells in progress	235,147	387,432
Oil and gas properties held for sale, net	372,621	641
Other property and equipment, net of accumulated depreciation of $42,882 and $32,956, respectively	137,753	153,100
Total property and equipment, net	6,081,354	4,950,280

Noncurrent assets:
Derivative asset	67,575	120,701
Other noncurrent assets	19,940	31,673
Total other noncurrent assets	87,515	152,374

Total Assets	$6,393,511	$5,621,643

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$299,708	$302,517
Derivative liability	115,464	8
Total current liabilities	415,172	302,525

Noncurrent liabilities:
Revolving credit facility	—	202,000
Senior Notes, net of unamortized deferred financing costs	2,766,719	2,315,970
Senior Convertible Notes, net of unamortized discount and deferred financing costs	130,856	—
Asset retirement obligation	96,134	137,284
Asset retirement obligation associated with oil and gas properties held for sale	26,241	241
Deferred income taxes	315,672	758,279
Derivative liability	98,340	—
Other noncurrent liabilities	47,244	52,943
Total noncurrent liabilities	3,481,206	3,466,717

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 111,257,500 and 68,075,700 shares, respectively	1,113	681
Additional paid-in capital	1,716,556	305,607
Retained earnings	794,020	1,559,515
Accumulated other comprehensive loss	(14,556)	(13,402)
Total stockholders’ equity	2,497,133	1,852,401

Total Liabilities and Stockholders’ Equity	$6,393,511	$5,621,643

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016

Consolidated Statements of Operations
(in thousands, except share amounts)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating revenues and other income:
Oil, gas, and NGL production revenue	$346,296	$298,719	$1,178,426	$1,499,905
Net gain on divestiture activity	33,661	4,534	37,074	43,031
Marketed gas system revenue	—	4	—	9,485
Other operating revenues	(57)	477	1,950	4,544
Total operating revenues and other income	379,900	303,734	1,217,450	1,556,965

Operating expenses:
Oil, gas, and NGL production expense	151,907	169,229	597,565	723,633
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	171,552	240,025	790,745	921,009
Exploration(1)	23,699	37,942	65,641	120,569
Impairment of proved properties	76,780	344,249	354,614	468,679
Abandonment and impairment of unproved properties	74,450	54,597	80,367	78,643
Impairment of other property and equipment	—	49,369	—	49,369
General and administrative (including stock-based compensation)(1)	33,311	33,642	126,428	157,668
Change in Net Profits Plan liability	(751)	(6,351)	(7,200)	(19,525)
Net derivative (gain) loss(2)	129,547	(123,340)	250,633	(408,831)
Marketed gas system expense	—	(7)	—	13,922
Other operating expenses	3,792	9,952	17,972	30,612
Total operating expenses	664,287	809,307	2,276,765	2,135,748

Loss from operations	(284,387)	(505,573)	(1,059,315)	(578,783)

Non-operating income (expense):
Interest expense	(46,356)	(31,566)	(158,685)	(128,149)
Gain (loss) on extinguishment of debt	—	—	15,722	(16,578)
Other, net	130	26	362	649

Loss before income taxes	(330,613)	(537,113)	(1,201,916)	(722,861)
Income tax benefit	129,667	196,855	444,172	275,151

Net loss	$(200,946)	$(340,258)	$(757,744)	$(447,710)

Basic weighted-average common shares outstanding	91,440	67,976	76,568	67,723
Diluted weighted-average common shares outstanding	91,440	67,976	76,568	67,723
Basic net loss per common share	$(2.20)	$(5.01)	$(9.90)	$(6.61)
Diluted net loss per common share	$(2.20)	$(5.01)	$(9.90)	$(6.61)

(1) Non-cash stock-based compensation component included in:
Exploration expense	$1,410	$2,082	$6,447	$7,411
General and administrative expense	$5,002	$4,893	$20,450	$20,056

(2) The net derivative (gain) loss line item consists of the following:
Settlement gain	$(23,244)	$(124,847)	$(329,478)	$(512,566)
Loss on fair value changes	152,791	1,507	580,111	103,735
Net derivative (gain) loss	$129,547	$(123,340)	$250,633	$(408,831)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016
Consolidated Statements of Stockholders' Equity			Additional Paid-in Capital				Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
(in thousands, except share amounts)
	Common Stock			Treasury Stock		Retained Earnings
	Shares	Amount		Shares	Amount
Balances, January 1, 2014	67,078,853	$671	$257,720	(22,412)	$(823)	$1,354,669	$(5,416)	$1,606,821
Net income	—	—	—	—	—	666,051	—	666,051
Other comprehensive loss	—	—	—	—	—	—	(5,896)	(5,896)
Cash dividends, $ 0.10 per share	—	—	—	—	—	(6,723)	—	(6,723)
Issuance of common stock under Employee Stock Purchase Plan	83,136	1	4,060	—	—	—	—	4,061
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	256,718	3	(10,627)	—	—	—	—	(10,624)
Issuance of common stock upon stock option exercises	39,088	—	816	—	—	—	—	816
Stock-based compensation expense	5,265	—	31,871	22,412	823	—	—	32,694
Other income tax expense	—	—	(545)	—	—	—	—	(545)
Balances, December 31, 2014	67,463,060	$675	$283,295	—	$—	$2,013,997	$(11,312)	$2,286,655
Net loss	—	—	—	—	—	(447,710)	—	(447,710)
Other comprehensive loss	—	—	—	—	—	—	(2,090)	(2,090)
Cash dividends, $ 0.10 per share	—	—	—	—	—	(6,772)	—	(6,772)
Issuance of common stock under Employee Stock Purchase Plan	197,214	2	4,842	—	—	—	—	4,844
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	375,523	4	(8,682)	—	—	—	—	(8,678)
Stock-based compensation expense	39,903	—	27,467	—	—	—	—	27,467
Other income tax expense	—	—	(1,315)	—	—	—	—	(1,315)
Balances, December 31, 2015	68,075,700	$681	$305,607	—	$—	$1,559,515	$(13,402)	$1,852,401
Net loss	—	—	—	—	—	(757,744)	—	(757,744)
Other comprehensive loss	—	—	—	—	—	—	(1,154)	(1,154)
Cash dividends, $ 0.10 per share	—	—	—	—	—	(7,751)	—	(7,751)
Issuance of common stock under Employee Stock Purchase Plan	218,135	2	4,196	—	—	—	—	4,198
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	199,243	2	(2,356)	—	—	—	—	(2,354)
Stock-based compensation expense	53,473	1	26,896	—	—	—	—	26,897
Issuance of common stock from stock offerings, net of tax	42,710,949	427	1,382,666	—	—	—	—	1,383,093
Equity component of 1.50% Senior Convertible Notes due 2021 issuance, net of tax	—	—	33,575	—	—	—	—	33,575
Purchase of capped call transactions	—	—	(24,195)	—	—	—	—	(24,195)
Other income tax expense	—	—	(9,833)	—	—	—	—	(9,833)
Balances, December 31, 2016	111,257,500	$1,113	$1,716,556	—	$—	$794,020	$(14,556)	$2,497,133

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(200,946)	$(340,258)	$(757,744)	$(447,710)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net gain on divestiture activity	(33,661)	(4,534)	(37,074)	(43,031)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	171,552	240,025	790,745	921,009
Exploratory dry hole expense	—	13,752	(16)	36,612
Impairment of proved properties	76,780	344,249	354,614	468,679
Abandonment and impairment of unproved properties	74,450	54,597	80,367	78,643
Impairment of other property and equipment	—	49,369	—	49,369
Stock-based compensation expense	6,412	6,975	26,897	27,467
Change in Net Profits Plan liability	(751)	(6,351)	(7,200)	(19,525)
Net derivative (gain) loss	129,547	(123,340)	250,633	(408,831)
Derivative settlement gain	23,244	124,847	329,478	512,566
Amortization of discount and deferred financing costs	4,251	1,907	9,938	7,710
Non-cash (gain) loss on extinguishment of debt	—	—	(15,722)	4,123
Deferred income taxes	(133,873)	(196,334)	(448,643)	(276,722)
Plugging and abandonment	(992)	(1,956)	(6,214)	(7,496)
Other, net	5,891	10,091	3,499	13,761
Changes in current assets and liabilities:
Accounts receivable	(11,783)	34,864	(10,562)	140,200
Prepaid expenses and other	826	1,976	8,478	2,563
Accounts payable and accrued expenses	11,956	(12,020)	(53,210)	(86,267)
Accrued derivative settlements	14,889	(4,356)	34,540	5,232
Net cash provided by operating activities	137,792	193,503	552,804	978,352

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	744,233	22,835	946,062	357,938
Capital expenditures	(137,117)	(231,737)	(629,911)	(1,493,608)
Acquisition of proved and unproved oil and gas properties	(2,161,937)	(896)	(2,183,790)	(7,984)
Other, net	46,000	5	(3,000)	(985)
Net cash used in investing activities	(1,508,821)	(209,793)	(1,870,639)	(1,144,639)

Cash flows from financing activities:
Proceeds from credit facility	204,000	268,000	947,000	1,872,500
Repayment of credit facility	(204,000)	(250,000)	(1,149,000)	(1,836,500)
Debt issuance costs related to credit facility	—	—	(3,132)	—
Net proceeds from Senior Notes	(757)	—	491,640	490,951
Cash paid to repurchase Senior Notes	—	—	(29,904)	(350,000)
Net proceeds from Senior Convertible Notes	(64)	—	166,617	—
Cash paid for capped call transactions	(86)	—	(24,195)	—
Net proceeds from sale of common stock	405,002	1,687	938,268	4,844
Dividends paid	(4,347)	(3,399)	(7,751)	(6,772)
Net share settlement from issuance of stock awards	(13)	(176)	(2,354)	(8,678)
Other, net	—	(1)	—	(160)
Net cash provided by financing activities	399,735	16,111	1,327,189	166,185

Net change in cash and cash equivalents	(971,294)	(179)	9,354	(102)
Cash and cash equivalents at beginning of period	980,666	197	18	120
Cash and cash equivalents at end of period	$9,372	$18	$9,372	$18

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016
Adjusted EBITDAX (4)
(in thousands)

Reconciliation of net loss (GAAP) to adjusted EBITDAX (non-GAAP) to net cash provided by operating activities (GAAP):	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Net loss (GAAP)	$(200,946)	$(340,258)	$(757,744)	$(447,710)
Interest expense	46,356	31,566	158,685	128,149
Other non-operating income, net	(130)	(26)	(362)	(649)
Income tax benefit	(129,667)	(196,855)	(444,172)	(275,151)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	171,552	240,025	790,745	921,009
Exploration (2)	22,289	35,860	59,194	113,158
Impairment of proved properties	76,780	344,249	354,614	468,679
Abandonment and impairment of unproved properties	74,450	54,597	80,367	78,643
Impairment of other property and equipment	—	49,369	—	49,369
Stock-based compensation expense	6,412	6,975	26,897	27,467
Net derivative (gain) loss	129,547	(123,340)	250,633	(408,831)
Derivative settlement gain (3)	23,244	124,847	329,478	512,566
Change in Net Profits Plan liability	(751)	(6,351)	(7,200)	(19,525)
Net gain on divestiture activity	(33,661)	(4,534)	(37,074)	(43,031)
(Gain) loss on extinguishment of debt	—	—	(15,722)	16,578
Materials inventory impairment	744	153	2,436	4,054
Adjusted EBITDAX (Non-GAAP)	$186,219	$216,277	$790,775	$1,124,775
Interest expense	(46,356)	(31,566)	(158,685)	(128,149)
Other non-operating income, net	130	26	362	649
Income tax benefit	129,667	196,855	444,172	275,151
Exploration (2)	(22,289)	(35,860)	(59,194)	(113,158)
Exploratory dry hole expense	—	13,752	(16)	36,612
Amortization of discount and deferred financing costs	4,251	1,907	9,938	7,710
Deferred income taxes	(133,873)	(196,334)	(448,643)	(276,722)
Plugging and abandonment	(992)	(1,956)	(6,214)	(7,496)
Loss on extinguishment of debt	—	—	—	(12,455)
Other, net	5,147	9,938	1,063	9,707
Changes in current assets and liabilities	15,888	20,464	(20,754)	61,728
Net cash provided by operating activities (GAAP)	$137,792	$193,503	$552,804	$978,352
(1) Adjusted EBITDAX represents net income (loss) before interest expense, other non-operating income or expense, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property impairments, non-cash stock-based compensation expense, derivative gains and losses net of settlements, change in the Net Profits Plan liability, gains and losses on divestitures, gains or losses on extinguishment of debt, and materials inventory impairments. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Our credit facility provides a material source of liquidity for us. Under the terms of our Credit Agreement, if we fail to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of adjusted EBITDAX to interest, we will be in default, an event that would prevent us from borrowing under our credit facility and would therefore materially limit our sources of liquidity. In addition, if we default under our credit facility and are unable to obtain a waiver of that default from our lenders, lenders under that facility and under indentures governing our outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for default.

(2) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) Derivative settlement gain for the year ended December 31, 2015, includes $15.3 million of gains on the early settlement of futures contracts as a result of divesting our Mid-Continent assets during the second quarter of 2015.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016

Adjusted Net Loss	For the Three Months		For the Twelve Months
(in thousands, except per share data)	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Net loss (GAAP)	$(200,946)	$(340,258)	$(757,744)	$(447,710)
Change in Net Profits Plan liability	(751)	(6,351)	(7,200)	(19,525)
Derivative (gain) loss	129,547	(123,340)	250,633	(408,831)
Derivative settlement gain	23,244	124,847	329,478	512,566
Net gain on divestiture activity	(33,661)	(4,534)	(37,074)	(43,031)
Impairment of proved properties	76,780	344,249	354,614	468,679
Abandonment and impairment of unproved properties	74,450	54,597	80,367	78,643
Impairment of other property and equipment	—	49,369	—	49,369
Termination fee on temporary second lien facility	—	—	10,000	—
(Gain) loss on extinguishment of debt	—	—	(15,722)	16,578
Unwinding of derivatives contracts related to Mid-continent	—	—	—	(15,329)
Other(3)	445	850	(531)	9,390
Tax effect of adjustments(1)	(97,760)	(160,486)	(349,173)	(236,707)
Adjusted net loss (Non-GAAP)(2)	$(28,652)	$(61,057)	$(142,352)	$(35,908)

Diluted net loss per common share (GAAP)	$(2.20)	$(5.01)	$(9.90)	$(6.61)
Change in Net Profits Plan liability	(0.01)	(0.09)	(0.09)	(0.29)
Derivative (gain) loss	1.42	(1.81)	3.27	(6.04)
Derivative settlement gain	0.25	1.84	4.30	7.57
Net gain on divestiture activity	(0.37)	(0.07)	(0.48)	(0.64)
Impairment of proved properties	0.84	5.06	4.63	6.92
Abandonment and impairment of unproved properties	0.81	0.80	1.05	1.16
Impairment of other property and equipment	—	0.73	—	0.73
Termination fee on temporary second lien facility	—	—	0.13	—
(Gain) loss on extinguishment of debt	—	—	(0.21)	0.24
Unwinding of derivatives contracts related to Mid-continent	—	—	—	(0.23)
Other(3)	—	0.01	(0.01)	0.14
Tax effect of adjustments(1)	(1.05)	(2.36)	(4.55)	(3.48)
Adjusted net loss per diluted common share (Non-GAAP)(2)	$(0.31)	$(0.90)	$(1.86)	$(0.53)

Diluted weighted-average shares outstanding (GAAP)	91,440	67,976	76,568	67,723
(1) For the three and twelve-month periods ended December 31, 2016, adjustments are shown before tax effect which is calculated using a tax rate of 36.2%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences. For the three and twelve-month periods ended December 31, 2015, adjustments are shown before tax effect and are calculated using a tax rate of 36.5%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences.

(2) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as the change in the Net Profits Plan liability, derivative gain, net of derivative settlement gains, impairments, and net gain on divestiture activity. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(3) For the three and twelve-month periods ended December 31, 2016 and December 31, 2015, the adjustments are related to the impairment of materials inventory and estimated adjustments relating to claims on royalties on certain Federal and Indian leases, which are included in other operating expenses on the Company's consolidated statements of operations. These items are included as a portion of other operating revenues and non-operating income (expense), other, net, on the Company's consolidated statements of operations.

Regional proved oil and gas reserve quantities:

	South Texas & Gulf Coast	Permian	Rocky Mountain	Total
Year-end 2016 proved reserves
Oil (MMBbl)	35.4	37.9	31.6	104.9
Gas (Bcf)	989.3	94.6	27.2	1,111.1
NGL (MMBbl)	105.2	0.1	0.5	105.7
Total (MMBOE)	305.4	53.8	36.5	395.8
% Proved developed	55%	40%	53%	53%
*Totals may not sum due to rounding.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2016

Costs incurred in oil and gas producing activities(1):
(in thousands)
Reconciliation of Cost Incurred in Oil and Gas Producing Activities (GAAP) to Total Capital Spend (Non-GAAP)	For the Year Ended December 31, 2016

Development costs (2)	$595,331
Exploration costs	118,224
Acquisition costs:
Proved properties	201,672
Unproved properties	2,458,667
Total, including asset retirement obligation	$3,373,894

Less: Asset retirement obligation	(15,574)
Less: Capitalized interest	(17,004)
Less: Proved property acquisitions	(201,672)
Less: Unproved property acquisitions	(2,451,152)
Less: Other	(1,938)
Total Capital Spend	$686,554
(1) The non-GAAP measure of total capital spend is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that total capital spend is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. total capital spend should not be considered in isolation or as a substitute for Cost Incurred or other capital spending measures prepared under GAAP. The total capital spend amounts presented may not be comparable to similarly titled measures of other companies.
(2) Includes facility costs of $25.9 million.